Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN ACQUIRES  INDUSTRIAL RUBBER AND MECHANICS, INC.
OF PUERTO RICO

BLOOMFIELD, Connecticut (October 7, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that its subsidiary, Kaman Industrial Technologies Corporation (KIT) has acquired Industrial Rubber and Mechanics, Incorporated (INRUMEC) of Puerto Rico.  INRUMEC will become part of KIT, Kaman’s industrial distribution segment. The transaction was completed on October 3, 2008 and terms were not disclosed.

INRUMEC, founded in 1963, is a distributor of fluid power products; industrial and hydraulic hoses; belting and conveyer systems; pipe, tube, fittings and valves; and packaging machinery to such diverse markets as food, beverage, pharmaceutical, cement and aggregate.  The company is also a manufacturer of hydraulic hose assemblies for the same end markets.  INRUMEC has a branch and regional distribution facility in Gurabo as well as branches located in Bayamón, Ponce and Mayaguez.  The company has annual sales of approximately $13 million.

Neal J. Keating, chairman, president and chief executive officer of Kaman Corp., said, “INRUMEC is a great addition to Kaman and provides further evidence of our ability to execute our corporate strategy of accelerating the growth of KIT by expanding our geographic footprint to service our customers wherever they operate in North America.  It also adds to our existing fluid power capabilities.  In addition, this acquisition also enables us to serve both new and existing national account customers without the need for significant investment in greenfield branch openings.  As importantly, INRUMEC has great people and we are pleased that Thomas and his team have agreed to stay with us as part of the Kaman family.”

INRUMEC President Thomas von Hillebrandt said, “Joining Kaman will ensure continued profitable and value added growth for INRUMEC.  The addition of Kaman’s power transmission lines to our current offerings will be well received in the marketplace.  Becoming part of a larger organization will benefit our customers and employees and position us for growth in the Caribbean basin.”

Keating  added, “This transaction demonstrates our commitment to continue to make strategic acquisitions when and where they make sense.  Despite the current difficult economic environment and turmoil in the capital markets Kaman is well capitalized and positioned to invest in our businesses for the long-term.”

Kaman is the third largest distributor of power transmission and motion control products in North America.  The company operates nearly 200 branches, distribution centers and customer service centers across the U. S., Canada and Mexico.  It offers approximately three million items as well as value-added services to a base of about 50,000 customers representing a highly diversified cross section of North American industry.

Kaman Corp., headquartered in Bloomfield, Connecticut, conducts business in the aerospace and industrial distribution markets.
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Contact:
Eric B. Remington
Vice President, Investor Relations
(860) 243-6334
eric.remington@kaman.com